Exhibit 99.3

Our recent acquisition of the Tulsa Refinery

Substantially all the information presented below regarding the Tulsa Refinery and related assets to be acquired from Sunoco is based on information provided to us by Sunoco in connection with our recent acquisition.

On June 1, 2009, through a wholly-owned subsidiary, we acquired the Tulsa Refinery from Sunoco for $65 million, plus an amount to be paid within 30 days of closing for the market value of crude oil, refined product and other inventories valued as of the closing date. Our current estimate is that the amount to be paid for these inventories will be between $90 and $100 million. We intend to use a portion of the net proceeds from this offering to make these post-closing inventory payments, among other things. See “Use of proceeds.”

DESCRIPTION OF THE TULSA REFINERY

Facilities

The Tulsa Refinery is located on a 750-acre site in Tulsa, Oklahoma situated along the Arkansas River. The refinery has a total crude oil throughput capacity of approximately 85,000 BPSD. The refinery has a Nelson Complexity Index of 10.4. Most of the operating units at the Tulsa Refinery currently in service were built in the late 1950s and early 1960s. The refinery was reconfigured to emphasize specialty lubricant production in the early 1990s. The refinery completed a major maintenance turnaround in July 2007.

The following table provides information about the main process units of the Tulsa Refinery:

Tulsa Refinery process units

Current design
Unit	capacity BPSD

Crude (w/LERU)(1)	85,000
MEROX	12,000
Unifiner	25,000
Fixed-Bed Platformer	22,500
Propane De-asphalting	11,500
Lube Extraction Unit	19,500
MEK Dewaxing	12,500
Delayed Coker	9,300
Butane Splitter	3,400

(1)	LERU—Light Ends Recovery Unit.

The refinery’s supporting infrastructure includes approximately 3.2 million barrels of feedstock and product tankage and an additional 1.2 million barrels of tank capacity that are currently out of service and could be made available for future use. There are also nine truck racks and six rail racks that support product distribution at the Tulsa Refinery.

Our recent acquisition of the Tulsa Refinery

Operations

The following table provides information about the Tulsa Refinery’s operations:

	Year ended			Three months
	December 31,			ended March 31,
	(unaudited)			(unaudited)
	2008	2007	2006	2009(1)	2008

	(in thousands)

Tulsa Refinery
Crude charge (BPD)(2)	76,800	67,300	77,700	42,100	79,300
Refinery production (BPD)(3)	74,500	65,300	75,600	40,800	77,000

Refinery utilization(4)	90.4%	79.2%	91.4%	49.5%	93.3%

(1)	Reduced rates during the first quarter of 2009 are primarily due to regeneration work on the fixed-bed platformer in February 2009 and Sunoco’s objective to minimize inventory.

(2)	Crude charge represents the barrels per day of crude oil processed at the crude units at the Tulsa Refinery.

(3)	Refinery production represents the barrels per day of refined products yielded from processing crude and other refinery feedstocks through the crude units and other conversion units at the refinery.

(4)	Represents crude charge divided by total crude capacity measured in BPSD.

Markets and competition

The Tulsa Refinery primarily serves the Mid-Continent region of the United States.

Distillates and gasolines are primarily delivered from the Tulsa Refinery to market via two pipelines owned and operated by Magellan Midstream Partners, L.P. These pipelines connect the refinery to distribution channels throughout Oklahoma, Kansas, Missouri, Illinois, Iowa, Minnesota, Nebraska and Arkansas. Additionally, the Tulsa Refinery has a proprietary diesel transfer line to the local Burlington Northern Santa Fe Railroad depot, and the refinery’s truck and rail rack capability facilitates access to local refined product markets.

The refinery also produces specialty lubricant products including agricultural oils, base oils, process oils and waxes that are sold throughout the United States and to customers with operations in Central America and South America.

Refined product demand in the Mid-Continent region has generally historically resulted in higher refined product margins for its regional refineries as compared to some other regions in the United States. This shortage of refining capacity in the region is compensated by imports of petroleum products into the region from the Gulf Coast and other regions via pipeline, which generally supports the margins of local refineries such as the Tulsa Refinery due to the increased cost to import petroleum products. Additionally, Mid-Continent refining margins may benefit from increasing Canadian crude oil production and supply into the region.

In support of the growth of the Canadian crude market in the region, Enbridge and TransCanada have completed or announced plans to expand their respective systems to the refining hub at Cushing, Oklahoma, which will significantly improve access to the region. Enbridge completed the expansion of its Spearhead Pipeline from the Chicago area to Cushing in May 2009. TransCanada’s Keystone pipeline runs from Hardisty, Alberta to the Nebraska/Kansas border, and TransCanada has announced plans to extend the pipeline to Cushing by late 2010 or early 2011.

Our recent acquisition of the Tulsa Refinery

Crude oil and feedstock supplies

The Tulsa Refinery is located approximately 45 miles from Cushing, Oklahoma, a significant crude oil pipeline crossroad and storage hub. Local pipelines provide access to regional crude production as well as many United States onshore, Gulf of Mexico, Canadian and other foreign crudes. The proximity of the refinery to this pipeline and storage hub allows the refinery the flexibility to optimize its crude slate and maintain lower crude inventories than a typical refinery.

Crude oil is received at the refinery through three pipeline systems owned and operated by subsidiaries of Sunoco Logistics Partners L.P. We will purchase crude oil from subsidiaries of Sunoco Logistics Partners L.P. pursuant to crude supply contracts with a term of up to five years entered into at the closing of our acquisition of the refinery. Please see “—Other Agreements—Crude Supply Agreements.”

The refinery also purchases other feedstocks on an opportunistic basis. From time to time, the refinery purchases naphtha, gasoline components, transmix, light cycle oil, lube blend stocks or residuals from other refineries. These feedstocks are delivered by truck, rail car or pipeline, depending on product and logistical requirements.

Principal products and customers

The Tulsa Refinery primarily processes light sweet crudes into high value light products, such as gasoline, diesel and jet fuel and LPG products. It also produces specialty lubricant products such as agricultural oils, base oils, process oils and waxes.

The table below provides information regarding the principal products produced at the Tulsa Refinery:

	Year ended December 31,			Three months ended March 31,
	(unaudited)			(unaudited)
	2008	2007	2006	2009	2008

	(in thousands)

Tulsa Refinery
Production of refined products:
Gasolines	21%	22%	23%	18%	22%
Diesel fuels	29%	30%	29%	30%	29%
Jet fuels	12%	11%	11%	10%	12%
Lubricants	15%	18%	18%	17%	16%
Gas oil/intermediates	17%	15%	14%	20%	15%
LPG and other	6%	4%	5%	5%	6%

Total	100%	100%	100%	100%	100%

Light products are shipped by product pipelines and are also made available to customers through truck and rail loading facilities.

The Tulsa Refinery’s principal customers for conventional gasoline include other refiners, convenience store chains, independent marketers and retailers. The composition of gasoline differs, because of regulatory requirements, depending on the area in which gasoline is to be sold. Railroads are the primary diesel customers. Jet fuel is sold primarily for commercial use. LPGs are sold to LPG wholesalers and retailers.

The specialty lubricant products produced at the Tulsa Refinery are high value products that provide a disproportionately high margin contribution to the refinery. Specialty lubricant products are sold in both commercial and specialty markets. Base oil customers include blender-compounders who prepare

Our recent acquisition of the Tulsa Refinery

the various finished lubricant and grease products sold to end users. Agricultural oils, primarily formulated as supplemental carriers for herbicides, are sold to product formulators. Process oil customers include rubber and chemical industry customers. Specialty waxes are sold primarily to packaging customers as coating material for paper and cardboard, and to non-packaging customers in the adhesive or candle-making businesses.

Capital improvement projects

We plan to construct a new diesel hydrotreater and to expand sulfur recovery capacity, which, once complete, will allow all diesel produced at the Tulsa Refinery to be produced as ultra low sulfur diesel (“ULSD”). Additionally, this project will allow the Tulsa Refinery to upgrade coker distillate and extracts to ULSD. The project is expected to be mechanically complete in mid-2011 with an expected cost of approximately $150.0 million.

Employees

The refinery employs approximately 400 workers and is not unionized. Substantially all of the refinery employees, as well as the specialty lubricant products management team, have elected to continue employment with us following the acquisition. Our existing senior management, marketing and business development personnel will perform the same functions with respect to the Tulsa Refinery.

REGULATORY AND ENVIRONMENTAL MATTERS

In March 2006, Sunoco entered into a consent decree with the EPA, environmental agencies in Ohio, Oklahoma and Pennsylvania and the Air Management Services for the city of Philadelphia. The 2006 consent decree addresses various alleged air compliance issues at the Tulsa Refinery and other refineries owned by Sunoco. In connection with our acquisition of the refinery, we have assumed, pursuant to a modified consent decree, all of the liabilities and obligations of the consent decree that apply to the Tulsa Refinery. These obligations include requirements for NOx reductions from the refinery’s heaters and boilers and reduced sulfur levels in the refinery’s fuel gas loop. We estimate the capital expenditures to address the remaining consent decree requirements to be approximately $23.0 million, which is expected to be expended through 2013.

Beginning in 2006, the Clean Air Act phased in limits on the sulfur content of diesel fuel. Effective in June 2006, diesel fuel for on-road uses was required to contain no more than 15 PPM of sulfur. Effective in June 2012, the same requirement will apply to diesel for locomotive and marine operations. We refer to these requirements as the ULSD requirements. Sunoco operated the refinery under a hardship waiver from the EPA that excepted the refinery from these requirements until April 1, 2010, but required Sunoco to generate or purchase diesel sulfur credits to offset non-ULSD production at the Tulsa Refinery. In connection with our acquisition of the refinery, we requested from the EPA, and received, a hardship waiver that waives the ULSD requirements with respect to our operation of the Tulsa Refinery until November 1, 2011, subject to an obligation to offset production of non-ULSD diesel with diesel sulfur credits. We expect our diesel hydrotreater and sulfur recovery project planned for the refinery to allow the refinery to fully satisfy the ULSD requirements in 2011. Under our purchase agreement with Sunoco, Sunoco will retain liability for any failure to generate sufficient diesel sulfur credits for its operations prior to our purchase of the refinery. Additionally, we have extended a contract with the Burlington Northern Santa Fe Corporation through May 2012 for the purchase of diesel fuel from the refinery. To the extent we cannot fully offset our non-ULSD diesel production by generating diesel sulfur credits, we will be obligated to buy diesel sulfur credits to satisfy the balance of any remaining deficit.

Due to soil and groundwater contamination at the Tulsa Refinery, the refinery has been remediating areas of the Tulsa Refinery under a consent order from the Oklahoma Department of Environmental Quality, or ODEQ, and Sunoco had been negotiating a RCRA corrective action permit with the ODEQ

Our recent acquisition of the Tulsa Refinery

with respect to the contamination. The remediation includes riverbank containment and the removal of light non-aqueous phase liquids. In connection with our acquisition of the refinery, we will become the permittee under the RCRA permit and will assume all obligations under the final RCRA corrective action permit relating to the Tulsa Refinery. Prior to our acquisition of the refinery, Sunoco spent approximately $9.7 million on remediation projects relating to soil and groundwater contamination. We expect to spend approximately $5.0 million on remediation projects through 2014.

OTHER AGREEMENTS

In connection with the acquisition of the Tulsa Refinery, we have entered into a number of other ancillary agreements with Sunoco or affiliates of Sunoco, including those described below.

Crude Supply Agreements.  A subsidiary of Sunoco Logistics Partners L.P., an affiliate of Sunoco that owns the pipeline systems that supply the refinery with crude oil, will supply the majority of the refinery’s crude charge requirements at market-related prices after the closing.

Gas Oil Exchange and Net-Out Agreement; LEF Line Agreement.  At Holly’s option, Sunoco will take up to 15,000 BPD of gas oil produced at the refinery for a period of five years after the closing at monthly average NYMEX pricing for light sweet crude oil less $0.50 per barrel. For purposes of settlement, amounts owed by Sunoco for gas oil off-take will be netted against amounts owed by us for crude purchases under our crude supply agreements with Sunoco Logistics Partners L.P. discussed above. Additionally, to transport the gas oil from the refinery during the term of Sunoco’s off-take agreement, a subsidiary of Sunoco Logistics Partners L.P. will continue to operate its LEF pipeline that transports gas oil from the refinery to Cushing, Oklahoma for a period of five years after the closing, or any earlier termination of the crude supply agreements discussed above.

Trademark Assignment; Trademark License Agreement.  Sunoco will transfer to us its North America specialty lubricant products trademarks, and will grant us a perpetual, royalty-free license to use certain marks and trademarks in Central America and South America.

Transition Services Agreement.  Sunoco will provide us with certain back office services to assist with our integration of the refinery from the date of closing for terms ranging from 30 to 180 days after the closing, depending on the type of service and subject to our electing to terminate any service with prior notice. Sunoco is providing these services at no additional cost, except for our reimbursement of certain out-of-pocket expenses.